99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA


IN RE:                   )

SUNSHINE KEY ASSOCIATES, )                            CASE NO. 96-10174-BKC-RAM
LTD. PARTNERSHIP,                                     CHAPTER 11
                         )
         Debtor.
-------------------------)


             DEBTOR'S MODIFIED THIRD AMENDED PLAN OF REORGANIZATION


                                                 FURR AND COHEN, P.A.
                                                 Attorneys for Debtor
                                                 By: Jordi Guso, Esq.
                                                 1499 West Palmetto Park Road
                                                 Suite 412
                                                 Boca Raton, Florida 33486
                                                 (561) 395-0500


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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

(a)  Definitions - Article I.............................................    1

(b)  Classification of Claims and Interests -
     Article II..........................................................    2

(c)  Treatment of Claims and Interests under the
     Plan - Article III..................................................    2

(d)  Impairment - Article IV.............................................   11

(e)  Means of Execution and Security for
     Installment Payments - Article V....................................   11

(f)  Executory Contracts - Article VI....................................   13

(g)  Effect of Confirmation - Article VII................................   14

(h)  Cram Down, Modification, Substantive
     Consolidation - Article VIII........................................   15

(i)  Retention of Jurisdiction - Article IX..............................   15

(j)  Officers and Directors - Article X..................................   17

(k)  Miscellaneous - Article XI..........................................   17


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                     DEBTOR'S AMENDED PLAN OF REORGANIZATION

                                    ARTICLE I

                                   Definitions

     For the purposes of this Amended Plan and to the extent not otherwise provided herein, the terms below shall have the respective meanings hereinafter set forth and, unless otherwise indicated, the singular shall include the plural and capitalized terms shall refer to the terms as defined in this Article and, any term used in the Plan which is not defined below, but which is used in the Bankruptcy Code, shall have the meaning assigned to it in the Bankruptcy Code.

     1.1 "Disputed Claim" means any Claim designated as disputed, contingent or unliquidated in Debtor's Schedules filed in connection with its Bankruptcy case, or any claim against which an objection to the allowance thereof has been, or will be, interposed, and as to which no Final Order has been entered.

     1.2 "Effective Date" means the 60th day following the Confirmation Order, (in the event that such date is not a business day, the next day thereafter).

     1.3 "NEWCO" shall mean the yet-to-be formed wholly owned subsidiary of Pelican Properties, International Corporation. NEWCO shall acquire title to the Debtor's assets, subject to the liabilities of the Plan, on the Effective Date.


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                                   ARTICLE II

                     Classification of Claims and Interests

     2.1 An allowed Claim is part of a particular class only to the extent that the Allowed Claim qualifies within the definition of that Class and, is in a different Class to the extent that the remainder of the Claim qualifies within the description of a different Class.

                                   ARTICLE III

                Treatment of Claims and Interests Under the Plan

     3.1 General. All payments under this Plan shall commence ten days after confirmation.

     3.2 Administrative Claims. All Allowed Administrative Claims shall be paid:

          (a) in full on the Effective Date or, if such Claim is objected to, the Date of a Final Order allowing any such Administrative Claim;

                                       OR

          (b) upon such other terms as may be agreed to between the Debtor and each such Administrative Claimant.

     Administrative costs are estimated to be approximately $20,000.00 above what has been paid to Furr and Cohen as a retainer. Furr and Cohen received a retainer of $15,000.00 from Infinity Investments Group, Inc. ("Infinity"), the corporate general partner of the Debtor. The Debtor did not have the financial resources at the Petition Date to pay the retainer to Furr and Cohen.


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     All case related payments for services, costs, and expenses will be subject to Court approval. All payments shall be from the Debtor's cash on-hand plus the capital contribution to be provided by equity holders of the Debtor in connection with the Confirmation of the Plan.

     3.3 All fees due under 11 U.S.C.(section)1129(a)(12) shall be paid as required by 28 U.S.C. (section) 1930.

     3.4 Tax Claims. - Allowed Tax Claims, estimated by management to total $21,170.33(1), specified in 11 U.S.C. Section 507(a)(8) shall receive deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such tax, of a value, as of the Effective Date, equal to the allowed amount of such claim or such other payments that a particular holder may agree to accept on account of a particular claim with interest rate in effect per the Internal Revenue Code on date of confirmation.

     3.5 Class 1. Class 1 is the Claim of Wamco XXII, Ltd. (hereinafter "Wamco"), or any successor holder of such claim, secured by a first priority lien in and upon the real property owned by the Debtor and upon which it operates the recreational park facility. Class 1 shall receive the treatment provided under the Stipulation for Settlement approved by the Court on or about August 5, 1996, and the provisions of the Stipulation for

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(1) The 1995 real property taxes have been paid from the tax escrow established by the Debtor pre-petition with Haley, Sinagra & Perez, counsel for NationsBank. Therefore, this figure excludes the 1995 real property taxes.


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Settlement are incorporated as though fully set forth herein. By way of summary, the agreement is as follows:

1. The Lender will request the State Court to immediately enter the Final Judgment of Foreclosure but the foreclosure sale will not be held prior to November 31, 1996, conditioned upon the Borrower's performance of all obligations set forth below.

2. The Borrower's adequate protection payments in the bankruptcy action will be reduced to $5,000 per month, commencing on June 29, 1996 through and including November 29, 1996 (the "Forbearance Period").

3. During the Forbearance Period, the Borrower will be required to make the following cash payments to be applied to the reduction of the principal balance of the Notes:

     a. $200,000 to be paid within 45 days after execution of the Stipulation for Settlement, or confirmation of the Plan, whichever occurs earlier;

     b. $800,000 to be paid on the Effective Date of the Plan, or December 20, 1996, whichever occurs earlier;

4. C. John Knorr, Jr. (the "Guarantor") and NEWCO will personally guaranty the principal reduction payments specified in paragraph 3 above.

5. The forbearance transaction described in paragraphs 1 through 4 above shall be evidenced by a written Forbearance Agreement acceptable to the Lender in its sole and absolute discretion and approved by the Bankruptcy Court. The Forbearance Agreement, the Guaranties, the Security Agreements collateralizing the Guaranties and all other documentation will be prepared by Lender's counsel.

6. If the Borrower or the Guarantors default under the terms of the forbearance transaction, the Lender will have the right to immediately proceed with a foreclosure sale of the mortgaged property and the Lender shall have continuing full relief from the automatic stay to conduct the sale.

7. The forbearance transaction must be approved by the Bankruptcy Court and incorporated in the Borrower's Plan of Reorganization.

8. If the Borrower and the Guarantors pay the required $1,000,000 cash payments and perform all other obligations under the forbearance documents on a timely basis, the Lender will agree to restructure the Notes and the Mortgage as provided below:


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     (a)  The Lender will permit the Borrower's limited partner, Pelican
          Properties, International Corp., a Florida corporation or its designated affiliate (the "Obligor"), to assume the obligations of the Borrower under the Notes and the Mortgage, as such documents are amended and restated to reflect the restructured loan outlined below. The documentation under which the Obligor assumes the Borrower's obligations will be in all respects acceptable to the Lender and its counsel. The Lender shall have the absolute right to approve the Obligor.

     (b) The Notes will be consolidated and restated under a single note in the principal amount of $4,700,000 (or the actual loan balance, if less) with the following payment terms (the "Restated Note"):

          i. During the period commencing on December 29, 1996 and ending on July 29, 1997, the Restated Note will not bear interest. In lieu of interest, the Obligor will make monthly payments of $5,000 each commencing on May 29, 1996 through and including July 29, 1997 to compensate the Lender for its agreement to waive interest on the Restated Note during this period. Such payments will not reduce the principal balance of the Restated Note.

          ii. Comencing on July 30, 1997, the Restated Note will bear interest at 9% per annum. On August 29, 1997 through and including September 29, 1999, the Borrower will make equal amortizing monthly payments of principal and interest on the Restated Note determined by reference to standard amortization tables using an interest rate of 9% per annum, the principal balance of the Restated Note on October 30, 1996 and an amortization period of 25 years. Assuming the principal balance of the Restated Note is $4,700,000, the monthly payment amount will be $39,442.23. The Restated Note will mature on October 30, 1999, at which time the outstanding principal balance and all accrued interest will be due and payable in full.

          iii. If the Restated Note is repaid in full before November 30, 1997, the Obligor will receive an early payment discount equal to 8% of the outstanding principal balance of the Restated Note on the date of repayment. In order to receive the discount, the Borrower must repay all outstanding accrued interest and any other sums owed to the Lender on the date of early payment.

          iv.  If the Restated Note is repaid in full after


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               December 30, 1997 and before November 30, 1998, the Obligor will receive an early payment discount equal to 5% of the outstanding principal balance of the Restated Note on the date of repayment. In order to receive the discount, the Obligor must repay all outstanding accrued interest and any other sums owed to the Lender on the date of early payment.

          v. No early payment discount will be available after November 30, 1998.

     (c) The Obligor will have a one-time option to extend the maturity of the Restated Note until October 30, 2002 upon compliance with the following conditions:

          i. On or before October 29, 1999, the Obligor must pay the Lender an extension fee equal to 1% of the outstanding principal balance of the Restated Note and reduce the principal balance of the Restated Note by $500,000. The $500,000 reduction is in addition to all regularly scheduled principal payments due on the Restated Note through October 29, 1999.

          ii. The Obligor must provide the Lender with written notice of its election to exercise the extension option by September 30, 1999.

          iii. The Obligor must not be in default under the terms of the Restated Note or any other loan documents executed in connection therewith.

     (d) If the Obligor elects to exercise the extension option and meets all conditions required by the Lender for the exercise thereof, the following terms will apply during the extended term of the Restated
          Note:

          i. The Obligor will execute a renewal of the Restated Note (the "Renewal Note") which will bear interest at the rate of 9.75% per annum, commencing on October 30, 1999.

          ii. On November 29, 1999 through and including September 29, 2002, the Borrower will make equal amortizing monthly payments of principal and interest on the Renewal Note determined by reference to standard amortization tables using an interest rate of 9.75% per annum, the outstanding principal balance of the Restated Note on October 30, 1999 and an amortization period of 20 years.


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               The Restated Note will mature on October 30, 2002 at which time the outstanding principal balance plus accrued interest will be due and payable in full.

In the event of any inconsistency between the terms of this Plan and the terms of the Stipulation for Settlement, the terms of the Stipulation for Settlement shall govern.

     3.6 Class 2. Class 2 is a secured claim of the Small Business Administration, secured by a second mortgage, junior to the claim of NationsBank, in and upon the Debtor's real property.

     The Class 2 claim shall remain secured by a second mortgage, junior to the claim of Wamco. The reorganized Debtor shall execute a new note and mortgage in favor of the Class 2 claim in the face amount of the claim as of the petition date. The Class 2 claim shall be paid over ten years and shall accrue interest at the rate of four (4%) percent per annum. For the first 24 months, Class 2 creditors shall receive monthly payments of $2,000.00 per month. Thereafter, the remaining claims shall be amortized over a period of eight years. The Class 2 claim shall paid in the event of sale or refinancing of the property. The Class 2 claim may be prepaid in whole or in part, at any time without any penalty. Pursuant to 11 U.S.C. (section)1146, the mortgage, security agreement and financing statements to be executed by the Debtor in favor of the Class 2 creditor shall be recorded free of any documentary or other surtax imposed by State or local authorities.

     3.7 Class 3. Class 3 is the secured claim of Robertson Marketing. Robertson Marketing holds a perfected lien on certain office equipment which it leased to the Debtor. The Debtor will


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reject the Class 3 Lease as of the effective date of the Plan. In the event of a rejection claim by the Class 3 creditor, such claims shall be treated as a Class 5, general unsecured claim.

     3.8 Class 4. Class 4 is the alleged secured claim of Monroe County for alleged Code violations incurred by the Debtor with respect to the construction and sale of private units:

          A. Sunshine Key v. Monroe County, Circuit Court Case No. 93-267-CA-18. This Circuit Court litigation resulted in a final judgment being issued on the 5th day of June, 1995 at Key West, Florida. The action was for injunctive relief, and does not in and of itself result in any liability against Sunshine Key. The court ruled that Sunshine Key may not place recreational park models within the Sunshine Key property which vehicles are in excess of eight feet in width. The Court did, however, find that Sunshine Key was not in violation of the Monroe County Land Development Regulations in relation to the placement of those recreational park models prior to the filing of this suit.

     Sunshine Key has filed an appeal of the judge's decision prohibiting eight foot wide recreational park model vehicles from the park. The undersigned has conferred with Patricia Talisman, Esq. for the sole purpose of assisting in preparing the appeal. The County did not file an appeal of the Final Judgment within the time constraints set forth in the Florida Rules of Appellate Procedure.

          B. Sunshine Key v. Monroe County Code Enforcement Board. Case No. 94-10132-CA, an appeal of Monroe County Code Enforcement Case No. CL-2-94-56. During the pendency of the Circuit Court Case referenced above (Case No. 93-267-CA-18) the Monroe County Code Enforcement Board initiated proceedings against the use of the south side (the undeveloped portion of park) for camping. The Final Order was issued on the 15th day of March, 1994, finding Sunshine Key to be in violation and assessing a lien in the amount of $200.00 per day if compliance was not achieved by April 21, 1994. Sunshine Key immediately ceased allowing campers in the south side of Sunshine Key to come into compliance, and appealed the decision. Sunshine Key's brief was filed in the Circuit Court on the 5th day of May, 1995. The County's brief has not yet been filed, although it is beyond the applicable period for the filing of a reply brief. Sunshine Key has asserted that because of its coming into compliance prior to April 21, 1994, no lien has accrued to the property, but the County has asserted that the lien may, in whole or in part, have attached to the property. Any lien, if it exists, is not a liability of the Partnership until all appeals have been rendered unfavorably to Sunshine Key, which


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in the opinion of the undersigned, is not a probable result.

          C. Sunshine Key v. Monroe County Code Enforcement Board, Circuit Court Case No. 94-100-65-CA, CEB Case No. L7-92-420. During the pendency of the civil proceedings referenced in "A" above (Case No. 93-267-CA-18), Monroe County initiated Code Enforcement proceedings against Sunshine Key for the placement of recreational vehicles in excess of eight feet in width. The appeal was stayed pending the Final Judgment in the Circuit Court Case No. 93-267-CA-18. As a result of Judge Taylor's Final Judgment of June 5, 1995, which has not been appealed by the County, it appears that Sunshine Key is not in violation of the Monroe County Land Development Regulations despite the finding of the Code Enforcement Board on the 23rd day of February, 1994, which is the subject matter of the appeal. Accordingly, Sunshine Key has filed a Motion to Dismiss an action filed by Monroe County in Case No. 94-202-05, wherein the County seeks to enforce a lien which is predicated upon said violation of Monroe County Land Development Regulations. On June 6, 1996, the Circuit Court ruled in the Debtor's favor and determined that the claims of the County were barred by the principals of res judicata. As a consequence, the liens had been voided unless the County timely appeals this decision.

     Additionally, the Debtor is the plaintiff in two other cases; (1) against its insurance carrier, American Southern Home Insurance Company, for damage relating to the property's electrical system and (2) against Lifeco Mortgage Services, Inc. for fraudulently absconding with mortgage deposit funds.

     The Class 4 claim will receive no distributions on the Effective Date given the ruling of the Circuit Court.

     3.9 Class 5. Class 5 consists of convenience claims. Convenience claims are the claims of those creditors which do not exceed $250.00 in amount or the claims of those creditors who elect to reduce their claims $250.00. The Class 5 claims shall be paid in full in cash on the Effective Date of the Plan in full satisfaction of their claim.

     3.10 Class 6. Class 6 are claims of pre-petition professionals of the Debtor Gorham Rutter, Horan & Horan and Franklin Greeman. Class 6 claims shall be subordinated to Class 7, general unsecured claims. Class 6 claims shall be paid in full, or


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upon such terms as the Debtor and each Class 6 claimant shall agree, following payment of Class 7, general unsecured claims.

     3.11 Class 7. Class 7 consists of claims of non-insider, general unsecured creditors. These claims shall be paid in full in cash in equal quarterly installments commencing on the Effective Date of the Plan and every quarter thereafter for a period of forty-eight (48) months. The Class 7 claims can be prepaid at any time in whole or in part at any time without penalty. On the Effective Date, NEWCO shall execute promissory note to each of the Class 7 claimants to evidence to the obligation under the Plan.

     3.12 Class 8. Class 8 consists of the insider claims of Infinity Investments Group, Inc. and Pelican Properties, International Corp. and Workout Associates General Partnership. These claims shall be subordinated to Class 7, general unsecured claims and shall be paid, if and only if, Class 7 claims are paid in full. Class 8 creditors may, at their election, convert their debt to equity in Pelican Properties, International Corp. at the then prevailing market price.

     3.13 Class 9. The equity interests of Infinity Investment Group, Inc., as general partner. Infinity Investments Group, Inc. as a one (1%) percent general partner of the Debtor shall be extinguished as of the Effective Date.

     3.14 Class 10. The equity interest of Pelican Properties, International Corp. as limited partner. Under the Plan, the limited partnership interests will be extinguished. On


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the Effective Date of the Plan, title to the Debtor's real and personal property shall be transferred to NEWCO. Title shall be subject to the existing liens of the Class 2 and Class 3 creditors, and subject to the obligations imposed under the Plan. Pursuant to 11 U.S.C. (section)1146(c) the deed transferring title to NEWCO shall be recorded free of any documentary or other surtax imposed by state or local taxing authorities. The shareholders of Pelican Properties, International Corp. will retain their equity interests. Pelican Properties, International Corp. will provide a minimum new infusion of $1,000,000.00.

     3.12 Blank Ballots. Any Ballot not filed in accordance with the filing instructions on the Ballot pertaining to this Plan shall not be counted for voting purposes.

                                   ARTICLE IV

                                   Impairment

     4.1 Claims in Classes 1, 2, 3, 4, 5, 6, 7, 8 and 9 are impaired under this Plan. Impaired classes will be treated as fully set forth in Article III above.

                                    ARTICLE V

                  Means of Execution and Security for Payments

     5.1 The private placement memorandum has been issued and has been circulated.(2) Pursuant to 11 U.S.C. Section 1146, the

--------
(2) As of this writing, 478 Memoranda have been prepared to be distributed within the next five (5) days, although 122 Memoranda have already been distributed. Initial response from these recipients has been positive.


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Deed, Mortgage, Security Agreement, Financing Statements and any other executed by the Debtor in favor of Wamco or required to effectuate the Plan shall be recorded free of any documentary or other surtax imposed by state or local authorities. The distribution of cash required under the Plan, shall be made from available funds of the Debtor or as may be available for distribution on or before the Effective Date or, as otherwise agreed to by Debtor and the holders of Allowed Priority Claims and Allowed Unsecured Claims. Additional contributions will come from Capital Infusion to be provided by Pelican Properties, International Corp. via the private placement and sale of warrants.(3)

     5.2 The distribution of cash required under Article III of the Plan shall, as set forth in such Article, be made from the Continuing Operation of Debtor prior to the Effective Date or by Reorganized Debtor following the Effective Date.

     5.3 Upon the Effective Date, NEWCO shall be vested with all of the real and personal property of the Debtor, subject only to the claims in interest recognized and granted under this Plan of Reorganization.

     5.4 After the entry of an Order of Confirmation, the Reorganized Debtor, through NEWCO, shall continue its business and

--------
(3) On September 20, 1996, the Debtor tendered the $200,000. principal reduction payment to Wamco as required under the Stipulation for Settlement. As such, a portion of the infusion has already been made.


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manage its affairs without further supervision of the Court.

     5.5 Carl John Knorr, Jr. is named as the individual responsible for making the payments under the Plan. The payments shall be as provided in Article III.

     5.6 Any checks mailed by the disbursing agent for the initial payment to a particular creditor which remains not cleared forty-five (45) days after mailing, shall constitute "unclaimed funds" which shall become the Debtor's property.

                                   ARTICLE VI

                               Executory Contracts

     6.1 Any and all Executory Contracts and unexpired leases of the Debtor not expressly assumed herein, assumed prior to the Confirmation Date, or not at the Confirmation Date the subject of pending application to assume, shall be deemed to be rejected.

     6.2 Debtor has present intentions to assume the leases with: Infinity Investment Group, Inc. ("Backhoe"); Financial Alliance Processing Service ("Credit Card Processing Agreement"); TCI Cable ("Community Cable TV"); Big Pine Industrial Center ("Storage Space"); and Bland Disposal Service ("Garbage Collection"). The Debtor will reject the Lease with Robertson Marketing ("Equipment Lease"), as of the effective Date of the Plan.

     The Debtor has rejected its Lease with Tom Fletcher for an offsite storage facility.


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     6.3 Any claims for rejected contracts shall be paid in Class 5 upon determination by agreement or by the Court.

                                   ARTICLE VII

                             Effect of Confirmation

     7.1 Discharge - Except as otherwise provided in this Plan, Confirmation of the Plan and full compliance and performance with the Plan, shall be deemed to have discharged the Debtor from any Claim that arose on or prior to the Confirmation Date, and any Claim of a kind specified in Section 502(g), (h) or
(i) of the Bankruptcy Code, whether or not:

          (a) a Proof of the Claim is filed or deemed to be filed under Sections 501 and 1111(a) of the Bankruptcy Code;

          (b) such Claim is allowed under Section 502 of the Bankruptcy Code; or

          (c) the holder of such Claim has accepted the Plan.

     The payments to be made by Debtor pursuant to this Plan shall be in full settlement and satisfaction of all Claims against Debtor.

                                  ARTICLE VIII

               Cram Down, Modification, Substantive Consolidation

                            UTILIZATION OF CRAM DOWN

     If all of the applicable provisions of 11 U.S.C. (section)1129(a) other than paragraph (8), are found to have been met with respect to the Plan, Debtor may seek confirmation pursuant to 11 U.S.C. (section)1129(b). For the purposes of seeking confirmation under the cram-down provisions of the Code, should that alternative means of confirmation prove to be necessary, Debtor reserves the right to


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modify or vary the treatment of the claims of the rejecting Classes so as to comply with Section 1129(b) of the Code.

                              MODIFICATION OF PLAN

     DEBTOR may propose amendments to or modifications of this Plan at any time prior to confirmation with the leave of Court upon notice to parties entitled to receive the same. After confirmation, DEBTOR may, with the approval of this Court, and so long as it does not materially adversely affect the interests of creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan, or in the Order of Confirmation, in such a manner as is necessary to carry out the purposes and effect of this Plan.

                                   ARTICLE IX

                            Retention of Jurisdiction

     9.1 From and after entry of the Confirmation Order, the Bankruptcy Court shall retain such jurisdiction as is legally permissible over the reorganization case for the following purposes:

          (a) to hear and determine any and all objections to the allowance of any Claim or any controversy as to the classification of Claims;

          (b) to hear and determine any and all applications for compensation and reimbursement of expenses to professionals as well as to hear and determine claims entitled to priority under Section 507(a)(1) of Title 11;


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          (c) to enable the Debtor to prosecute any and all proceedings which may be brought to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtor may be entitled under applicable provision of the Bankruptcy Code or any other Federal, State or local laws; including causes of action, controversies, disputes, and conflicts between the Debtor and any other party, including but not limited to any causes of action for objections to claims, preferences or fraudulent transfers and obligations or equitable subordination; and to enter any Order assuring that good, sufficient and marketable legal title is conveyed to NEWCO.

          (d) to consider any necessary valuation issues under Section 506 of the Code, and any proceeding to determine the amount, validity and priority of liens, in connection with the Debtor's property.

          (e) to determine the rights of any party in respect of the assumption or rejection of any executory contracts or unexpired leases.

          (f) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or Order of Confirmation, as may be necessary to carry out the purposes and intent of this Plan.

          (g) to modify this Plan after Confirmation, pursuant to the Code.

          (h) to enforce and interpret the terms and conditions of this Plan.


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          (i) to enter Orders to enforce the title, rights and power of the
Estate as the Court may deem necessary.

          (j) to enter Orders concluding and closing this case.

                                    ARTICLE X

                             Officers and Directors

     On a post-confirmation basis, the Debtor's property will be transferred to NEWCO, a wholly owned subsidiary of Pelican Properties, International Corp. The officers of Pelican Properties, International Corp. shall continue to serve in the following capacities:


     Carl John Knorr, Jr.                     Chairman  -  $65,000 per annum
                                              of the Board

     Jane Bergman                             President -  $24,000 per annum

                                   ARTICLE XI

                                  Miscellaneous

     11.1 Headings. Headings are utilized in this Plan for the convenience of reference only, and shall not constitute a part of this Plan for any other purpose.

     11.2 Defects, Omissions and Amendments. This Plan may be altered, amended or modified by Debtor before or after the Confirmation Date as provided in
Section 1127 of the Bankruptcy Code.


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     11.3 Governing Law. Except to the extent that the Bankruptcy Code is applicable, all rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

     11.4 Severability. Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of this Plan.

     11.5 Regulatory Approval. No regulatory approval is necessary for the confirmation of this Plan.

                  DATED:___________________________

                                            SUNSHINE KEY ASSOCIATES
                                            LTD. PARTNERSHIP

                                            INFINITY INVESTMENT GROUP, INC.,
                                            General Partner

                                            BY /s/ C. John Knorr, Jr.
                                               --------------------------------
                                            C. John Knorr, Jr., Pres.


                                            PELICAN PROPERTIES INTERNATIONAL,
                                            CORP.

                                            BY /s/ C. John Knorr, Jr.
                                               --------------------------------
                                            C. John Knorr, Jr., Chairman
                                               of the Board


     I hereby certify that I am admitted to the Bar of the United States District Court for the Southern District of Florida and I am


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in compliance with the additional qualifications to practice in this Court set forth in Local Rule 910(A).


                                            FURR AND COHEN, P.A.
                                            Attorney for Debtor
                                            1499 W. Palmetto Park Road
                                            Suite 412
                                            Boca Raton, Florida  33486
                                            (561) 395-0500


                                            By: /s/ Jordi Guso
                                                -------------------------------
                                                JORDI GUSO, ESQUIRE
                                                FL Bar No. 863580


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